As filed with the Securities and Exchange Commission on April 25, 2011

Registration No. 333-143221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

(Registration No. 333-143221)

UNDER

THE SECURITIES ACT OF 1933

PENN VIRGINIA GP HOLDINGS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-5116532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 975-8200

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

PVG GP, LLC Long-Term Incentive Plan

(Full titles of plans)

Bruce D. Davis, Jr.

Executive Vice President,

General Counsel & Secretary

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 975-8200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement No. 333-143221 of Penn Virginia GP Holdings, L.P. (“Holdings”) on Form S-8 (the “Registration Statement”) registering 300,000 Holdings common units representing limited partner interests in Holdings (“Holdings common units”), under the Penn Virginia GP Holdings, L.P. Fifth Amended and Restated Long-Term Incentive Plan, as Amended and Restated effective December 8, 2008.

On March 10, 2011, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 21, 2010 among Holdings, PVG GP, LLC (“Holdings GP”), Penn Virginia Resource Partners, L.P. (the “Partnership”), Penn Virginia Resource GP, LLC (the “Partnership GP”) and PVR Radnor, LLC (“MergerSub”), Holdings and Holdings GP merged with and into MergerSub, with MergerSub surviving as a subsidiary of the Partnership (the “Merger”). MergerSub was subsequently merged with and into the Partnership GP, with the Partnership GP being the surviving entity (the “Second Merger”). As a result of the effectiveness of both the Merger and the Second Merger, the separate existence of Holdings ceased, the separate existence of Holdings GP ceased and the separate existence of MergerSub ceased, and the Partnership GP survived as a Delaware limited liability company and as a subsidiary of the Partnership. Under the Merger Agreement, each outstanding Holdings common unit was converted into the right to receive 0.98 common units representing limited partner interests in the Partnership.

As a result of the Merger, Holdings has terminated any and all offerings of its Holdings common units pursuant to the Registration Statement. Accordingly, Holdings hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Holdings in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any Holdings common units that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all Holdings common units registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on the 25th day of April, 2011.

PENN VIRGINIA GP HOLDINGS, L.P.

By:	Penn Virginia Resource GP, LLC, as successor to Penn Virginia GP Holdings, L.P. following the Merger and the Second Merger described herein

By:	/S/ WILLIAM H. SHEA, JR.
William H. Shea, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by or on behalf of the following persons on behalf of Penn Virginia Resource GP, LLC, as successor to Penn Virginia GP Holdings, L.P. pursuant to the Merger and the Second Merger as described herein, and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM H. SHEA, JR.	Director and Chief Executive Officer	April 25, 2011
William H. Shea, Jr.

/S/ EDWARD B. CLOUES, II	Director	April 25, 2011
Edward B. Cloues, II

/S/ JAMES L. GARDNER	Director	April 25, 2011
James L. Gardner

/S/ THOMAS W. HOFMANN	Director	April 25, 2011
Thomas W. Hofmann

/S/ JAMES R. MONTAGUE	Director	April 25, 2011
James R. Montague

/S/ MARSHA R. PERELMAN	Director	April 25, 2011
Marsha R. Perelman

/S/ ROBERT J. HALL	Director	April 25, 2011
Robert J. Hall

/S/ JOHN C. VAN RODEN, JR.	Director	April 25, 2011
John C. van Roden, Jr.

/S/ JONATHAN B. WELLER	Director	April 25, 2011
Jonathan B. Weller

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